UNITED STATES
SECURITIES AND EXCHANGE COMMISSION
Washington, D.C. 20549

FORM 8-K

CURRENT REPORT

Pursuant to Section 13 or 15(d) of
the Securities Exchange Act of 1934

 Date of Report (Date of earliest event reported):
February 24, 2026

BGSF, INC.
(Exact Name of Registrant as Specified in its Charter)

Delaware	001-36704	26-0656684
(State or Other Jurisdiction of Incorporation)	(Commission File Number)	(I.R.S. Employer Identification Number)
14901 Quorum Drive, Suite 800
Dallas, Texas 75254
(Address of principal executive offices, including zip code)

(972) 692-2400
(Registrant’s telephone number, including area code)

Not applicable
(Former name or former address, if changed since last report)

Check the appropriate box below if the Form 8-K filing is intended to simultaneously satisfy the filing obligations of the registrant under any of the following provisions:

☐	Written communications pursuant to Rule 425 under the Securities Act (17 CFR 230.425)

☐	Soliciting material pursuant to Rule 14a-12 under the Exchange Act (17 CFR 240.14a-12)

☐	Pre-commencement communications pursuant to Rule 14d-2(b) under the Exchange Act (17 CFR 240.14d-2(b))

☐	Pre-commencement communications pursuant to Rule 13e-4(c) under the Exchange Act (17 CFR 240.13e-4(c))

Indicate by check mark whether the registrant is an emerging growth company as defined in as defined in Rule 405 of the Securities Act of 1933 (§230.405 of this chapter) or Rule 12b-2 of the Securities Exchange Act of 1934 (§240.12b-2 of this chapter).
Emerging growth company ☐

If an emerging growth company, indicate by check mark if the registrant has elected not to use the extended transition period for complying with any new or revised financial accounting standards provided pursuant to Section 13(a) of the Exchange Act. ☐

Title of each class	Trading Symbol(s)	Name of each exchange on which registered
Common Stock	BGSF	NYSE

Item 5.02	Departure of Directors or Certain Officers; Election of Directors; Appointment of Certain Officers; Compensatory Arrangements of Certain Officers
The Board of Directors of BGSF, Inc. (“BGSF” or the “Company”) recently approved the appointments of Keith Schroeder and Kelly Brown as Co-Chief Executive Officers on a permanent, non-interim basis.

On February 24, 2026, B G Staff Services, Inc., a subsidiary of the Company, entered into an Executive Employment Agreement (the “Employment Agreement”) with Ms. Brown. The Employment Agreement remains in effect through December 31, 2027, and then under successive one-year extensions unless written notice of non-renewal is given in accordance with the Employment Agreement. The initial annualized base salary will be $375,000. Ms. Brown’s annualized base salary may be evaluated by the Compensation Committee, but may not be less than the then effective base salary.

Ms. Brown is eligible to receive an annual bonus based on the Company’s adjusted EBITDA as reported in the Company’s financial statements for the applicable fiscal year and set forth in her variable pay plan(s). Moreover, if certain acquisitions occur during her employment period, and Ms. Brown is involved in the acquisition as described in the Employment Agreement, Ms. Brown will receive a bonus equal to 1% of the acquired company’s adjusted EBITDA, as determined by the Company’s Board of Directors, for the first 12 months after the acquisition’s closing date.

The Compensation Committee may also grant discretionary bonuses, stock options, or restricted stock. Incentive-based compensation, payments, and benefits provided to Ms. Brown under the Employment Agreement will be subject to claw back under certain circumstances as described in the Employment Agreement.

In the event that Ms. Brown’s employment is terminated for any reason, she will be eligible to receive her accrued but unpaid base salary, earned but unpaid acquisition bonus, and (if the termination is due to death, involuntary termination without “cause” (as defined in the Employment Agreement), termination for “good reason” (as defined in the Employment Agreement), or expiration of the employment period) earned but unpaid annual bonus for the preceding fiscal year and a prorated annual bonus for the fiscal year in which the termination occurs.

In the event Ms. Brown’s employment is terminated without “cause” or for “good reason,” or as a result of the Company’s non-renewal, Ms. Brown will also receive a severance amount equal to 12 months of base salary and an additional amount equal to COBRA premiums for 18 months, which amounts are contingent upon Ms. Brown’s execution and non-revocation of a separation agreement and general release of claims. Ms. Brown will also become fully vested in any outstanding equity awards, subject to the conditions specified in the Employment Agreement.

In the event Ms. Brown is terminated by the Company without “cause” or by Ms. Brown after a “change of control” within one year after such “change of control,” then the aforementioned severance amount would be increased from 12 months to 18 months of base salary, and Ms. Brown would become fully vested in any outstanding equity awards, subject to the execution and non-revocation of a separation agreement and general release of claims.

On February 24, 2026, B G Staff Services, Inc. and Ms. Brown have also entered into a non-disclosure of confidential information, non-solicitation, non-interference, and non-competition agreement. Pursuant to the agreement, Ms. Brown generally agrees not to disclose or use the Company’s confidential information (as defined in the agreement) and, for a period of 18 months following her termination, not to solicit our clients, interfere with the Company’s clients or suppliers, or solicit the Company’s employees, billable independent contractors, or other personnel. Ms. Brown also agrees to a non-compete for a period of 12 months after termination of her employment.

On February 24, 2026, the Company also entered into an Indemnification Agreement with Ms. Brown. The Indemnification Agreement clarifies, and supplements indemnification provisions already contained in the Company’s Bylaws and generally provides for indemnification of Ms. Brown to the fullest extent permitted by Delaware law, subject to certain exceptions, against expenses, judgments, fines, and other amounts actually and reasonably incurred in connection with her service as an executive officer, and also provides for rights to advancement of expenses.

The descriptions of the Employment Agreement and the Indemnification Agreement set forth in this Item 5.02 are not complete and are qualified in their entirety by reference to the full text of such agreements, which are attached hereto as Exhibits 10.1 and 10.2 and are hereby incorporated herein by reference.

The information disclosed under Item 5.02 in the Company’s Current Report on Form 8-K filed on June 23, 2025 is hereby incorporated herein by reference.

Item 9.01	Financial Statements and Exhibits.

(d)Exhibits

Exhibit No.	Description
10.1	Form of Indemnification Agreement for director and executive officers of BGSF, Inc. (incorporated by reference from the Current Report on Form 8-K filed on February 4, 2014)
10.2	Executive Employment Agreement, dated as of February 24, 2026, between B G Staff Services, Inc. and Kelly Brown
104.0	Cover Page Interactive Data File (embedded within the Inline XBRL document)

SIGNATURES

Pursuant to the requirements of the Securities Exchange Act of 1934, the registrant has duly caused this report to be signed on its behalf by the undersigned hereunto duly authorized.

BGSF, INC.

Date:	March 2, 2026		/s/ Keith Schroeder
		Name: Title:	Keith Schroeder Co-Chief Executive Officer, Chief Financial Officer, and Secretary (Principal Executive Officer and Principal Financial Officer)